Exhibit 10.5

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (“Agreement”) is entered into this 5th day of November 2007 between Derek Webb, Prime Table Games, Prime Table Games LLC and Hannah O’Donnell (collectively “Plaintiff”) and Progressive Gaming International Corporation, f/k/a Mikohn Gaming Corporation and Progressive Games, Inc. (collectively “Progressive”). Plaintiff and Progressive are hereinafter collectively referred to as the “Parties”.

WHEREAS, Plaintiff filed a Complaint and First Amended Complaint against Progressive in the United States District Court for the Southern District of Mississippi styled: Derek Webb, Prime Table Games, Prime Table Games LLC and Hannah O’Donnell v. Mikohn Gaming Corporation and Progressive Games, Inc., Case No. 3:02-CV-1838-WS (“Action”);

WHEREAS; the Parties tried the Action to a jury verdict in January-February 2007 and plaintiff obtained a judgment in its favor (“Judgment”);

WHEREAS; the Parties wish to settle all of their disputes and differences, including those related to the Action and the causes of action set forth therein;

NOW, THEREFORE, in consideration of the following covenants and agreements and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1. Progressive shall pay Plaintiff the amount of $20,000,000.00 (TWENTY MILLION UNITED STATES DOLLARS AND NO CENTS) by wire transfer or certified check no later than one business day after the date that this Agreement is last signed;

2. Within thirty business days after the date of the payment identified in the previous paragraph, Progressive shall pay Plaintiff the amount of $4,700,000.00 (FOUR MILLION SEVEN HUNDRED THOUSAND UNITED STATES DOLLARS AND NO CENTS) by wire transfer or certified check;

3. No later than two business days after the payments in the previous two paragraphs are made, Plaintiff shall file the necessary pleadings to dismiss the Action with prejudice;

4. The Parties shall issue a joint public statement regarding this Agreement;

5. The Parties shall agree to a stay of the Action and the execution of the Judgment, and any award of fees and costs, until the obligations in this Agreement have been satisfied;

6. Plaintiff, for itself and its executors, beneficiaries, successors, assignees, insurers, and any other person or entity who could now or hereafter assert a claim in his name or on his behalf knowingly and voluntarily release and forever discharge, to the extent permitted by law, Progressive, its affiliates, subsidiaries, divisions, insurers, successors and assigns, and its representatives, agents, attorneys, consultants, shareholders, officers, directors, current and former employees individually and in their corporate capacities, of and from any and all debts, demands, actions, causes of action, suits, dues, royalties, sums of money, accounts, reckonings, bonds, specialties, covenants, contracts, agreements and liabilities and any and all other claims of every kind, nature and description whatsoever, at law, in equity or otherwise, known and unknown, asserted or unasserted, that Plaintiffs have or may have against Progressive from the beginning of the world to the date of this Agreement, including, but not limited to, all claims that relate to, or arise from, the Action, and any and all claims and causes of action related thereto, such as any and all claims arising under federal or state antitrust laws;

7. Progressive, individually and jointly, along with its respective affiliates, subsidiaries, divisions, insurers, shareholders, predecessors, successors and assigns and current and former employees, officers, directors and agents thereof, individually and in their corporate capacities knowingly and voluntarily release and forever discharge, to the extent permitted by law, Plaintiff, its insurers, successors and assigns, and representatives, agents, attorneys and consultants from any and all debts, demands, actions, causes of action, suits, dues, royalties, sums of money, accounts, reckonings, bonds, specialties, covenants, contracts, agreements and liabilities and any and all other claims of every kind, nature and description whatsoever, at law, in equity or otherwise, known and unknown, asserted or unasserted, that Progressive has or may have against Plaintiff from the beginning of the world to the date of this Agreement;

8. This Agreement may be signed in counterparts and when executed by all Parties shall constitute one integrated agreement. A Party’s signature delivered by facsimile transmission shall be deemed an original and is binding on such Party;

9. Each of the signatories hereto represents and warrants to be duly authorized to fully and completely resolve the disputes described in this Agreement, make the release contained in this Agreement, and to bind the party on whose behalf the signatory has agreed to act to the terms and conditions contained in the Action and/or this Agreement;

10. The Parties hereto represent and warrant that they have not assigned, transferred, conveyed or released and discharged, voluntarily or involuntarily, or by operation of law, to any other entity an interest in the disputes which are the subject of this Agreement;

11. This Agreement represents the entire agreement concerning the matters herein, is intended to be fully integrated, supersedes any and all prior agreements concerning same, may not be amended except in a writing signed by all of the Parties referring specifically to this Agreement, and shall be binding on the Parties’ successors and assigns;

12. The Parties each acknowledge that they have not executed this Agreement in reliance on any representation, inducement, promise, agreement or warranty which is not contained or referenced in this Agreement and that they have made such independent investigation of the facts pertaining to the claims and this Agreement, and of all matters pertaining to it, as it deems necessary, and that they are relying solely upon their own investigation of the facts and are not relying in any way (and acknowledges that it would be unreasonable to so rely) upon any statement, silence, act or omission of any other party in entering into this Agreement other than those representations specifically set forth in writing herein;

13. This Agreement shall be construed and interpreted in accordance with the laws of Nevada without regard to any conflicts of law.

FOR PLAINTIFF:

/s/ Derek Webb	11/4/07
Derek Webb	Dated

/s/ Derek Webb	11/4/07
Prime Table Games	Dated

/s/ Derek Webb	11/4/07
Prime Table Games LLC	Dated

/s/ Derek Webb	11/4/07
Hannah O’Donnell	Dated

FOR PROGRESSIVE:

/s/ Robert B. Ziems	11/5/07
Progressive Games, Inc.	Dated

/s/ Robert B. Ziems	11/5/07
Progressive Gaming International Corporation, f/k/a Mikohn Gaming Corporation	Dated